Exhibit 1.1

AMENDMENT NO. 1 TO

AT THE MARKET SALES AGREEMENT

January 31, 2025

A.G.P./Alliance Global Partners

590 Madison Avenue, 28th Floor

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to At the Market Sales Agreement (this “Amendment”), is entered into as of January 31, 2025, by and between A.G.P./Alliance Global Partners (“A.G.P.”) and reAlpha Tech Corp., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company and A.G.P. entered into that certain At the Market Sales Agreement, dated December 19, 2024 (the “Agreement”), which provided for the issuance and sale from time to time shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 (File No. 333-283284) (the “Registration Statement”), which includes the base prospectus dated November 26, 2024, included in the Registration Statement, as supplemented by the prospectus supplements dated December 19, 2024, and December 27, 2024 (collectively, the “Prospectus”).

WHEREAS, the Agreement provides for a Floor Price equal to $5.00 per share, under which shares of Common Stock may not be offered and sold pursuant to the Agreement and the Prospectus.

WHEREAS, pursuant to Section 17 of the Agreement, the Agreement may be modified or amended, or the provisions thereof waived, with the written consent of the Company and A.G.P.

WHEREAS, the parties now wish to amend the Agreement to decrease the Floor Price to $3.90.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and A.G.P. hereby agree as follows:

1. Amendment. The definition of “Floor Price” appearing in the last sentence of Section 5.d. of the Agreement is hereby deleted in its entirety and replaced with the following:

“Floor Price” means the minimum price of $3.90 per Placement Share (subject to adjustment for any stock split, stock combination, or other similar transaction).

2. No Further Amendment. Except as amended by this Amendment, the Agreement remains unaltered and shall remain in full force and effect.

3. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature Page Follows)

If the foregoing accurately reflects your understanding and agreement with respect to the matters described herein, please indicate your agreement by countersigning this Amendment in the space provided below.

Very truly yours,

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to At the Market Sales Agreement]

Accepted as of the date first-above written:

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

[Signature Page to Amendment No. 1 to At the Market Sales Agreement]